Exhibit 99.1

February 23, 2015

Fundamental Global Investors, LLC

c/o D. Kyle Cerminara

4201 Congress Street, Suite 140

Charlotte, North Carolina 28209

Dear Mr. Cerminara:

This letter constitutes the agreement (the “Agreement”) between Magnetek, Inc., a Delaware corporation (the “Company”), on the one hand, and Fundamental Global Investors, LLC (“Investor”) and each of the other individuals and entities set forth on the signature pages hereto (the “Investor Affiliates,” and together with Investor and the Investor Affiliates, and Affiliates of any of the foregoing that are listed as filing parties on Investor’s Schedule 13D (as defined below), the “Investor Group”), on the other hand, with respect to the matters set forth below:

1. Board Nomination.

a. The Company agrees to request the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors of the Company (the “Board”) to recommend, during its February 2015 meeting, that the Board approve including D. Kyle Cerminara (“Nominee”) as a nominee for election to the Board on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2015 annual meeting of stockholders of the Company (the “2015 Annual Meeting”). If the Nominating Committee makes that recommendation, then the Company agrees to request that the Board approve, during its February 2015 meeting, including Nominee as a nominee for election to the Board on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2015 Annual Meeting. If the Board approves so including Nominee, then the Company agrees to so include Nominee as such a nominee. The remaining provisions of this Agreement are conditioned on Nominee being nominated by the Board for election, and Nominee being elected to the Board, at the 2015 Annual Meeting.

b. Until the Termination Date (as defined below), the Investor Group agrees that it shall not submit any nominations for election to the Board or stockholder proposals (whether made pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise) at the 2015 Annual Meeting or any subsequent annual or special meeting of stockholders of the Company.

c. Until the Termination Date, each member of the Investor Group shall cause all Voting Securities (as defined below) (whether held of record or beneficially) that it is entitled to vote at each annual and special meeting of stockholders of the Company (i) to be present for quorum purposes, (ii) to be voted in favor of the election of each of the nominees on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card for such meeting, including the individuals nominated by the Board to stand for election at the 2015 Annual Meeting or any subsequent annual or special meeting of stockholders of the Company at which directors are to be elected, and (iii) subject to the fiduciary duties of the Nominee and each member of the Investor Group to the investors in the Investor Group’s funds, to be voted in accordance with the Board’s recommendation with respect to all other matters subject to a vote of stockholders of the Company at the 2015 Annual Meeting or any subsequent annual or special meeting of stockholders of the Company.

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d. During Nominee’s service as a member of the Board, Nominee shall at all times receive the same compensation, reimbursements and other benefits provided by the Company to any other non-management member of the Board in the same position as Nominee and shall have the benefit of the same D&O insurance coverage, indemnification and expense advancement provisions, indemnity agreements and any other similar agreements that at any time exist or are entered into in favor of any other non-management director of the Company in his or her capacity as such.

2. Standstill. Until the Termination Date, the Investor Group agrees that, except as otherwise specifically provided in this Agreement, no member of the Investor Group shall, in any way or in any capacity, directly or indirectly, alone or in concert with others, except for such actions as Nominee may take in his capacity as a director of the Company in support of transactions and initiatives approved or undertaken by the Board:

a. make, or in any way participate in, or encourage any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal;

b. initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) stockholders of the Company for the approval of any stockholder proposal, whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise;

c. seek to call, or to request the call of, or call a special meeting of the stockholders of the Company; or, in its capacity as a stockholder, make a request for or take any action to obtain or retain any list of the Company’s stockholders or other Company records;

d. seek election or appointment to, or representation on, or nominate or propose the nomination of any candidate to, the Board, except as specifically contemplated in Section 1; or seek the removal of any member of the Board, or a change in the composition or size of the Board;

e. form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a group as defined under Section 13(d) of the Exchange Act, with respect to any Voting Securities, deposit any Voting Securities into a voting trust or subject any Voting Securities to any voting agreement (other than solely with other members of the Investor Group with respect to Voting Securities now or hereafter owned by them in accordance with the terms of this Agreement) or take any other action that would limit or otherwise restrict the ability of the Investor Group to vote or cause to be voted the Investor Voting Securities held from time to time in accordance with this Agreement;

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f. with respect to the Company or the Voting Securities, (i) otherwise communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act or (ii) participate in, or take any action pursuant to, any “stockholder access” proposal that may be implemented by the SEC, whether in accordance with former Rule 14a-11 or otherwise;

g. except at the request of the Board, acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividends, stock splits, reverse stock splits or other distributions or offerings made available to holders of any Voting Securities generally), whether by purchase, tender or exchange offer, directly through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (as defined under Section 13(d) of the Exchange Act) or otherwise, any Voting Securities if, as a result of such acquisition, the members of the Investor Group would beneficially own in the aggregate in excess of 14.5% of the then outstanding Voting Securities;

h. except at the request of the Board, seek, propose, participate in, support, facilitate or assist any third party to seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its Affiliates or Associates;

i. except at the request of the Board, enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing;

j. make any public statement or public disclosure regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Agreement or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition; or

k. take any action challenging the validity or enforceability of this Section 2, or request the Company or Board to agree to amend or to waive any provision of this Section 2 either publicly or in a manner that is reasonably likely to require the Company to disclose the request publicly.

3. Service as Director. During the Nominee’s service as a member of the Board, Nominee shall:

a. during the term of any service as a director of the Company: (i) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to non-management members of the Board and (ii) keep confidential all Proprietary Information (as defined below) consistent with Board practices and policies applicable to non-management members of the Board;

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b. submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of new non-management Board members, including, without limitation, information required to be or customarily disclosed for directors, candidates for directors, and their Affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and such other information as reasonably requested by the Company;

c. periodically provide an updated questionnaire response and other customary information that the Company reasonably requests;

d. at all times while serving as a member of the Board, (i) meet all director independence standards of the NASDAQ Global Market applicable to non-management members of the Board and members of its Compensation Committee or its Nominating and Corporate Governance Committee as in effect on the date hereof; and (ii) not be in breach of Section 8 of the Clayton Act, 15 USC §19, having been given an opportunity to cure any such breach, based on the written opinion of outside legal counsel (the preceding clauses (i) and (ii), the “Conditions”); and

e. promptly advise the Nominating and Corporate Governance Committee of the Board in writing if he ceases to satisfy any of the Conditions.

4. Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement,

a. Nothing in this Agreement shall obligate the Nominating Committee to recommend to the Board, or the Board to approve, including Nominee as a nominee for election to the Board on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2015 Annual Meeting.

b. Nominee, during the term of any service as a director of the Company, shall not be prohibited from acting in his capacity as a director and complying with his fiduciary duties as a director of the Company, including with respect to Nominee’s participation in Board meetings (unless there is a conflict of interest) or as expressly directed by the Board.

c. Nothing in this Agreement shall prevent or prohibit the members of the Board other than Nominee from complying with their respective fiduciary duties as directors of the Company.

5. Confidentiality.

a. The Company has provided, and may in the future provide, the Investor Group access to non-public information regarding the Company and its business, operations, strategies and objectives. Without limiting Section 2 or Section 3, the Investor Group shall, and shall cause its representatives to, keep all such non-public information, whether oral or written and regardless of the manner in which it is furnished (“Proprietary Information”), confidential and not disclose or reveal any Proprietary Information to any Person other than its representatives who need to know the Proprietary Information for the purpose of assisting or advising the Investor Group in connection with this Agreement or any of the matters addressed herein.

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b. Notwithstanding the foregoing, the Investor Group may disclose Proprietary Information at such times, in such manner and to the extent such disclosure is required by applicable law, provided that the Investor Group (i) provides the Company with prior written notice of such disclosure so as to permit the Company to seek a protective order or other appropriate remedy, (ii) limits such disclosure to what is strictly required and (iii) uses reasonable best efforts to preserve the confidentiality of any such Proprietary Information so disclosed.

c. The Investor Group hereby acknowledges that it is aware that the United States securities laws restrict the purchase and sale of securities by persons who possess material nonpublic information relating to the issuer of such securities and the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Each Person included within the Investor Group agrees that it will comply with the Company’s insider trading policy that is applicable to non-management directors of the Company (including its trading “window” provisions), a copy of which is attached hereto as Exhibit A, as if such Person were a non-management director of the Company.

6. Public Announcements. Neither the Company nor any member of the Investor Group will make any public statements regarding this Agreement or any of the matters addressed herein (including in any press release, or any filing with the SEC, any other regulatory or governmental agency or any stock exchange) without obtaining the prior written consent of the Company and the Investor Group (which consent shall not be unreasonably withheld, conditioned or delayed), except as may, in the reasonable judgment of the party making the public statement, be required by applicable law, in which case the party required to make the public statement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such public statement in advance of the issuance of such public statement; provided that the Investor Group may disclose the contents of, and file a copy of, this Agreement in any Schedule 13D or amendment thereto filed by them with the SEC with respect to their holdings of Voting Securities of the Company as is required by SEC rules (“Investor’s Schedule 13D”); provided, further, that the Investor Group shall consult with the Company prior to filing any such Schedule 13D or amendment thereto so as to permit the Company to coordinate any related filing the Company will make with the SEC. Each party hereto shall refrain from disparaging, impugning, or taking any action reasonably likely to damage the reputation of the other party or the directors or officers of the Company. The foregoing shall not apply to any compelled testimony or production of information, either by legal process or subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

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7. Representations of the Investor Group. Each member of the Investor Group represents and warrants that:

a. This Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such individual or entity, enforceable against such individual or entity in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

b. As of the date of this Agreement, the Investor Group, collectively, beneficially owns an aggregate of 397,291 shares of Common Stock, and such Common Stock constitutes all of the Voting Securities beneficially owned by the members of the Investor Group.

c. No member of the Investor Group (i) directly or indirectly owns, beneficially or of record, any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the Common Stock or with a value derived in whole or in part from the value of the Common Stock, whether or not such instrument or right shall be subject to settlement in shares of Common Stock or otherwise (each, a “Derivative Instrument”), or has any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Common Stock; (ii) is party to any proxy, contract, arrangement, understanding or relationship pursuant to which any member of the Investor Group has a right to vote any securities of the Company, and (iii) except for customary incentive or performance fees paid to Investor or its affiliates in the capacity of general partner, managing member or investment adviser of the funds and partnerships included in the Investor Group and equity awards that may be granted by the Company to Nominee, has a right to any performance-related fees (other than an asset-based fee) based on any increase or decrease in the value of the shares of Common Stock or Derivative Instruments.

d. The Investor Group has disclosed the control relationships between each member of the Investor Group in Investor’s Schedule 13D filed to date with the SEC.

e. No member of the Investor Group has any compensation arrangement with Nominee that is dependent in any way on, or tied in any way to, Nominee’s status as a director of the Company.

8. Representations of the Company. The Company hereby represents that this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

9. Termination. The date on which this Agreement, including the covenants and agreements contained in Section 2, shall terminate (the “Termination Date”) shall be (a) ten (10) days prior to the expiration of the notice period specified in the Company’s advance notice bylaw related to nominations of directors at the 2016 annual meeting of stockholders of the Company or (b) if Nominee is elected as a director of the Company at the 2015 Annual Meeting, the date on which Nominee is no longer serving on the Board if such date is later than the date described in clause (a). As a condition to Nominee’s nomination for election as a director of the Company at the 2015 Annual Meeting, Nominee shall agree for the benefit of the Company in writing, in a form reasonably acceptable to the Company to tender his resignation from the Board (i) within five (5) business days of a breach of this Agreement by any member of the Investor Group and (ii) within five (5) business days of the Nominee ceasing to satisfy any of the Conditions.

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10. Definitions. As used in this Agreement, (a) the term “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) the terms “Affiliate” and “Associate” shall have the meanings set forth in Rule 12b-2 under the Exchange Act and shall include Persons who become Affiliates or Associates of any Person subsequent to the date of this Agreement; (c) the term “Voting Securities” shall mean shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such Common Stock or other securities, whether or not subject to the passage of time or other contingencies; and (d) the term “business day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.

11. Injunctive Relief. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction without posting a bond or other undertaking restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

12. Entire Agreement; Amendment. This Agreement constitutes the only agreement between the Investor Group and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party or parties hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

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14. Jurisdiction. This Agreement, and any dispute arising out of, relating to or in connection with this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. Each of the parties hereto: (a) consents to the personal jurisdiction and venue in any action to enforce this Agreement in the state or federal courts located in Milwaukee, Wisconsin; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it shall not bring any action relating to this Agreement in any court other than the state or federal courts located in Milwaukee, Wisconsin.

15. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

16. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to Company:

Magnetek, Inc.

N49 W13650 Campbell Drive

Menomonee Falls, Wisconsin 53051

Attn: Scott S. Cramer

Telephone: (262) 703-4283

Fax: (262) 783-3509

with copies (which shall not constitute notice to the Company) to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, WI 53202

Attn: Patrick G. Quick

Telephone: (414) 297-5678

Fax: (414) 297-4900

If to the Investor Group:

Fundamental Global Investors, LLC

4201 Congress Street, Suite 140

Charlotte, North Carolina 28209

Attn: D. Kyle Cerminara

Telephone: (704) 323-6851

Fax: (888) 439-0009

with copies (which shall not constitute notice to the Investor Group) to:

Thompson Hine LLP

3900 Key Center

127 Public Square

Cleveland, Ohio 44114

Attn: Derek D. Bork

Telephone: (216) 566-5527

Fax: (216) 566-5800

Any party may by notice given in accordance with this Section 16 to the other parties designate updated information for notices hereunder.

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17. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

18. Joint and Several Liability. Subject to Section 19, all representations, warranties, covenants, agreements, obligations and liabilities of the Investor Group set forth in, or arising under, this Agreement (collectively, the “Obligations”) shall be joint and several as among Investor and all entities that are Investor Affiliates; provided, however, that the Obligations of each individual shall be several and not joint.

19. Expenses. Each party hereto shall each be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

20. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts (including by fax and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Pages Follow]

If the terms of this Agreement are in accordance with your understandings with the Company, please sign and return the enclosed duplicate of this Agreement, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,

MAGNETEK, INC.

By:	/s/ Scott S. Cramer
	Name:	Scott S. Cramer
	Title:	Corporate Secretary

Acknowledged and agreed to as of the date first written above:

FUNDAMENTAL GLOBAL PARTNERS, LP,
by Fundamental Global Partners GP, LLC, its general partner

By:	/s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Partner and Manager

FUNDAMENTAL GLOBAL PARTNERS MASTER FUND, LP,
by FG Partners GP, LLC, its general partner

By:	/s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Manager

FUNDAMENTAL GLOBAL PARTNERS GP, LLC

By:	/s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Partner and Manager

FG PARTNERS GP, LLC

By:	/s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Manager

FUNDAMENTAL GLOBAL INVESTORS, LLC

By:	/s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Chief Executive Officer, Partner and Manager

/s/ D. Kyle Cerminara
D. Kyle Cerminara

/s/ Lewis M. Johnson
Lewis M. Johnson

/s/ Joseph H. Moglia
Joseph H. Moglia